Exhibit 10.31

Loan Agreement between Changzhou City Wujin Best Electronic Cables Co., Ltd., and Wujin ICBC, pursuant to which Wujin ICBC provided a loan with a total amount of RMB17, 000,000. The loan term is from November 2, 2011 to October 26, 2012. The annual interest rate carries the benchmark interest rate published by the People’s Bank of China.